Exhibit 4.1

ROBERTS REALTY INVESTORS, INC.

2006 RESTRICTED STOCK PLAN

ROBERTS REALTY INVESTORS, INC.
2006 RESTRICTED STOCK PLAN

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1

ARTICLE II THE PLAN	3

2.1 Name	3
2.2 Purpose	3
2.3 Effective Date and Duration of the Plan	3

ARTICLE III PARTICIPANTS	3

ARTICLE IV ADMINISTRATION	3

4.1 Duties and Powers of the Committee	3
4.2 Additional Powers	4
4.3 No Liability	4
4.4 Committe Governance	4
4.5 Company Assistance	4

ARTICLE V SHARES OF STOCK SUBJECT TO PLAN	4

5.1 Limitations	4
5.2 Antidilution	4

ARTICLE VI RESTRICTED STOCK	5

6.1 Forfeiture Restrictions to be Established by the Committee	5
6.2 Other Terms and Conditions	5
6.3 Payment for Restricted Stock	6
6.4 Committee's Discretion to Accelerate Vesting of Awards	6
6.5 Restriction Agreements	6

ARTICLE VII STOCK CERTIFICATES	6

ARTICLE VIII TERMINATION AND AMENDMENT	7

ARTICLE IX RELATIONSHIP TO OTHER COMPENSATION PLANS	7

ARTICLE X MISCELLANEOUS	7
10.1 Replacement or Amended Grants	7
10.2 Forfeiture for Competition	7
10.3 Plan Binding on Successors	7
10.4 Headings, etc.; No Part of Plan	12
10.5 Section 16 Compliance	12
10.6 No Right to an Award	12
10.7 No Employment/Membership Rights Conferred	12
10.8 Restriction on Transfer	12
10.9 Notices	12
10.10 Governing Law	12

ROBERTS REALTY INVESTORS, INC.
2006 RESTRICTED STOCK PLAN

ARTICLE 1
DEFINITIONS

        As used in this Plan, the following terms have the following meanings unless the context clearly indicates to the contrary:

        “Applicable Laws” means the requirements relating to the administration of restricted stock plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, and any stock exchange or quotation system on which the Stock is listed or quoted.

        “Award” means a grant of Restricted Stock.

        “Board” means the Board of Directors of the Company.

        “Code” means the United States Internal Revenue Code of 1986, including effective date and transition rules (whether or not codified). Any reference in this Plan to a specific section of the Code includes a reference to any corresponding provision of future law.

        “Committee” means a committee of at least two Directors appointed from time to time by the Board, having the duties and authority provided in this Plan in addition to any other authority granted by the Board. In selecting the Committee, the Board shall consider (i) the benefits under Section 162(m) of the Code of having a Committee composed of “Outside Directors” (as provided in Section 162(m) of the Code) for grants of Awards to highly compensated executives, and (ii) the benefits under Rule 16b-3 promulgated under the Exchange Act of having a Committee composed of either the entire Board or a Committee of at least two Directors who are Non-Employee Directors for grants of Awards to or held by any Section 16 Insider. Upon the initial approval and adoption of this Plan by the Board and unless and until the Board provides otherwise, the Committee will be the Compensation Committee of the Board as elected by the Board from time to time. If at any time the Board does not have a Compensation Committee in effect and has not otherwise designated a committee of directors to serve as the Committee under this Plan, any reference in this Plan to the Committee means the Board.

        “Company” means Roberts Realty Investors, Inc., a Georgia corporation.

        “Director” means a member of the Board and any person who is an advisory or honorary director of the Company if he or she is considered a director for the purposes of Section 16, as determined by reference to Section 16 and to the rules, regulations, judicial decisions, and interpretative or “no-action” positions of the SEC with respect to Section 16, as the same may be in effect or set forth from time to time.

        “Employee” means a person who constitutes an employee of the Company as that term is defined in the instructions to the Form S-8 Registration Statement under the Securities Act of 1933 and any successor form adopted by the SEC under the Securities Act of 1933 and any corresponding provision of future law, and also includes non-employees to whom an offer of employment has been extended. The term “Employee” shall include employees of Roberts Properties, Inc. and Roberts Properties Construction, Inc. to the extent that such persons are “Employees” under the foregoing definition.

        “Exchange Act” means the Securities Exchange Act of 1934. Any reference in this Plan to a specific section of the Exchange Act includes a reference to any corresponding provision of future law.

        “Grantee” means a person who has received an Award of Restricted Stock.

        “Non-Employee Director” has the meaning given in Rule 16b-3 under the Exchange Act, as in effect from time to time, or in any successor rule to it, and will be determined for all purposes under the Plan according to interpretative or “no-action” positions with respect to that Rule issued by the SEC.

        “Officer” means a person who is an officer of the Company for the purposes of Section 16, as determined by reference to Section 16 and to the rules, regulations, judicial decisions, and interpretative or “no-action” positions of the SEC with respect to Section 16, as the same may be in effect or set forth from time to time.

        “Plan” means the 2006 Roberts Realty Investors, Inc. Restricted Stock Plan, the terms of which are provided in this Plan.

        “Qualified Domestic Relations Order” has the meaning provided in the Code or in the Employee Retirement Income Security Act of 1974, or the rules and regulations promulgated under the Code or that Act.

        “Restricted Stock” means Stock issued, subject to restrictions, to a Grantee under Article 6.

        “Restriction Agreement” means the agreement describing the terms of an Award, and executed by a Grantee as provided in Section 6.5.

        “SEC” means the United States Securities and Exchange Commission.

        “Section 16” means Section 16 of the Exchange Act.

        “Section 16 Insider” means any person who is subject to the provisions of Section 16, as provided in Rule 16a-2 promulgated under the Exchange Act.

        “Stock” means the Common Stock, par value $0.01 per share, of the Company or, if the outstanding shares of Stock are hereafter changed into or exchanged for shares of a different stock or securities of the Company or some other entity, such other stock or securities.

        “Subsidiary” means any corporation or other entity (other than the Company) in an unbroken chain of entities beginning with the Company if, at the time of the grant (or modification) of the Award, each of the entities other than the last entity in the unbroken chain owns stock or other equity interests possessing 50% or more of the total combined voting power of all classes of equity in one of the other entities in such chain.

ARTICLE 2
THE PLAN

         2.1    Name.  This Plan shall be known as the "2006 Roberts Realty Investors, Inc. Restricted Stock Plan.”

        2.2     Purpose.  The purpose of the Plan is to attract, motivate and retain results-oriented Employees and Directors by affording them the opportunity to acquire or increase their ownership in the Company, thereby strengthening their concern for the welfare of the Company and its Subsidiaries. Accordingly, the Plan provides for granting Awards that are best suited to the circumstances of the particular Employee or Director as provided in this Plan. By providing these individuals with the opportunity to participate in the Company’s success and growth, the Company believes that it will encourage award recipients to continue their association with or service to the Company and its Subsidiaries.

        2.3     Effective Date and Duration of the Plan.  The Plan shall become effective on the date the Board adopts it, provided that the Plan is approved by the shareholders of the Company within 12 months thereafter. Notwithstanding any provision in the Plan or in any Restriction Agreement, the Committee shall not grant any Award before the Company obtains shareholder approval. The Committee shall not grant any Award after the 10th anniversary of the date the Board adopts the Plan. The Plan shall remain in effect until all Awards granted under the Plan have vested or been forfeited.

ARTICLE 3
PARTICIPANTS

        The class of persons eligible to participate in the Plan shall consist of all Directors and Employees of the Company or any Subsidiary.

ARTICLE 4
ADMINISTRATION

        4.1     Duties and Powers of the Committee.  Subject to the express provisions of the Plan, the Committee has authority, in its discretion, to determine which Employees or Directors shall receive an Award, the time or times when such Award shall be made, the number of shares under each Award, and the Forfeiture Restrictions and related conditions of lapse applicable to each Award, provided that within the scope of such authority, the Board or the Committee may

                 (a)     delegate to a committee of one or more members of the Board who are not “Outside Directors” (as provided in Section 162(m) of the Code) the authority to grant Awards to eligible persons who are either (1) not then “covered employees,” within the meaning of Section 162(m) of the Code and are not expected to be “covered employees” at the time of recognition of income resulting from such Award or (2) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code; and/or

                 (b)     delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. In making those determinations, the Committee shall take into account the nature of the services rendered by the respective Employees or Directors, their present and potential contribution to the Company’s success, and such other factors as the Committee in its discretion shall deem relevant.

         4.2.     Additional Powers.  The Committee has the additional powers delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, these powers include the power to construe the Plan and the Restriction Agreements executed under it, to prescribe rules and regulations relating to the Plan, to determine the terms, restrictions, and provisions of the Restriction Agreement relating to each Award, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Restriction Agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Section 4.2 shall be conclusive.

        4.3     No Liability.  Neither any member of the Board nor any member of the Committee shall be liable to any person for any act or determination made in good faith with respect to the Plan or any Award granted under the Plan.

        4.4     Committee Governance.  At all times in which the Committee is the Compensation Committee of the Board, the internal governance of the Committee shall be as provided in the charter of the Committee, in the Company’s bylaws, ands in the policies and codes adopted by the Board. If at any time the Committee is not the Compensation Committee of the Board, the Board shall provide the rules for the operation and governance of the Committee.

        4.5     Company Assistance  The Company shall supply full and timely information to the Committee on all matters relating to eligible persons, their employment, death, retirement, disability, or other termination of employment, and such other pertinent facts as the Committee may require. The Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.

ARTICLE 5
SHARES OF STOCK SUBJECT TO PLAN

        5.1     Limitations.  Subject to adjustment in the same manner as provided in Section 5.2 below, the aggregate number of shares of Stock that may be issued under the Plan shall not exceed four hundred thousand (400,000) shares. Shares shall be deemed to have been issued under the Plan only to the extent actually issued and delivered under an Award. To the extent that an Award lapses or the rights of its holder terminate, any shares of Stock subject to such Award shall again be available for the grant of an Award under the Plan. Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Stock that may be subject to Awards granted to any one individual during the term of the Plan may not exceed 20% of the aggregate number of shares of Stock that may be issued under the Plan (as adjusted from time to time in accordance with the provisions of the Plan). The limitation set forth in the preceding sentence shall be applied in a manner that will permit compensation generated under the Plan to constitute “performance-based” compensation for purposes of section 162(m) of the Code.

        5.2     Antidilution.

                 (a)     If the Committee determines that any dividend or other distribution (whether in the form of cash, shares of Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, share exchange, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company or of any Subsidiary, or exchange of Stock or other securities of the Company or any Subsidiary, issuance of warrants or other rights to purchase Stock or other securities of the Company, or other similar corporate transaction or event, in the Committee’s sole discretion, affects the Stock such that the Committee determines that an adjustment is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award, then the Committee shall, in such manner as it may deem equitable, adjust any or all of:

                           (i)     the aggregate number and kind of shares of Stock for which Awards may be granted under the Plan; and

                           (ii)    the rights of the holders of Awards (concerning the terms and conditions of the lapse of any then-remaining restrictions).

                 (b)     If the Company shall be a party to any reorganization in which it does not survive, involving merger, consolidation, or acquisition of the stock or substantially all the assets of the Company, the Committee, in its sole discretion, may (but is not required to), notify all Grantees that (i) all then-remaining restrictions pertaining to Awards under the Plan shall immediately lapse and/or (ii) all Awards granted under the Plan shall be assumed by the successor corporation or substituted on an equitable basis with restricted stock issued by such successor corporation.

                 (c)     If the Company is to be liquidated or dissolved in connection with a reorganization described in Section 5.2(b), the provisions of such Section shall apply. In all other instances, the adoption of a plan of dissolution or liquidation of the Company shall, notwithstanding other provisions of this Plan, cause all then-remaining restrictions pertaining to Awards to lapse.

                 (d)     The Committee shall determine, in its sole discretion, the adjustments described in paragraphs (a) through (c) of this Section 5.2 and the manner of their application, and any such adjustment may provide for the elimination of fractional share interests. The adjustments required under this Article 5 shall apply to any successors of the Company and shall be made regardless of the number or type of successive events requiring such adjustments.

ARTICLE 6
RESTRICTED STOCK

         6.1    Forfeiture Restrictions to be Established by the Committee.  Shares of Stock that are the subject of a Restriction Agreement shall be subject to restrictions on disposition by the Grantee and an obligation of the Grantee to forfeit and surrender the shares to the Company under the circumstances the Committee prescribes (the “Forfeiture Restrictions”). The Committee shall determine the Forfeiture in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more performance targets established by the Committee that are based on (1) the price of a share of Stock, (2) the Company’s net income per share, (3) the Company’s revenues, (4) the net income (before or after taxes) of the Company or any asset or group of assets of the Company designated by the Committee, or (5) any other financial or business metric deemed relevant by the Committee; (ii) the Grantee’s continued employment with the Company or a Subsidiary or continued service as a Director for a specified period of time; (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (iv) a combination of any of the foregoing. The performance measures described in clause (i) of the preceding sentence may be subject to adjustment for specified significant extraordinary items or events, and may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Subsidiary, division, or department of the Company. Each Award may have different Forfeiture Restrictions, in the discretion of the Committee.

        6.2     Other Terms and Conditions.  Stock awarded under a Restriction Agreement must be represented by a stock certificate registered in the name of the Grantee. Unless provided otherwise in a

Restriction Agreement, the Grantee will have the right to vote Stock subject an Award and to enjoy all other shareholder rights, except that (i) the Grantee will not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have expired, (ii) the Company will retain custody of the stock until the Forfeiture Restrictions have expired, (iii) the Grantee may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired, (iv) a breach of the terms and conditions established by the Committee under the Restriction Agreement will cause a forfeiture of the Award, and (v) the right to dividends on such Stock will be treated as follows in the discretion of the Committee. When the Committee grants an Award, the Committee may, in its discretion, determine that the payment to the Grantee of any dividends, or a specified portion of them, declared or paid on that Stock shall be (i) deferred until the lapsing of the relevant restrictions and (ii) held by the Company for the account of the Grantee until such lapsing. In the event of such deferral, there shall be credited at the end of each year (or portion of it) interest on the amount of the account at the beginning of the year at a rate per annum determined by the Committee. The Company shall pay deferred dividends, together with interest on those dividends, on the lapsing of restrictions imposed on such Stock, and the Grantee shall forfeit any dividends deferred (together with any interest on those dividends) in respect of Stock on any forfeiture of such Stock. Further, when the Committee grants an Award, the Committee may, in its sole discretion, prescribe additional terms, conditions, or restrictions relating to the Award, including rules pertaining to the termination of employment or service as a Director (by retirement, disability, death or otherwise) of a Grantee before expiration of the Forfeiture Restrictions. Any additional terms, conditions, or restrictions must be described in a Restriction Agreement made in conjunction with the Award.

        6.3     Payment for Restricted Stock.  The Committee shall determine the amount and form of any payment for Stock received under an Award, provided that in the absence of such a determination, a Grantee shall not be required to make any payment for Restricted Stock received under an Award, except to the extent otherwise required by law.

        6.4     Committee’s Discretion to Accelerate Vesting of Awards.  The Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all Stock awarded to a Grantee under an Award and, upon such vesting, all restrictions applicable to such Award shall terminate as of such date. Any action by the Committee under this section may vary among individual Grantees and may vary among the Awards held by any individual Grantee. Notwithstanding the preceding provisions of this section, the Committee may not take any action described in this section with respect to an Award that has been granted to a “covered Employee” (within the meaning of Treasury Regulation section 1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under section 162(m) of the Code.

        6.5     Restriction Agreements.  When the Committee grants an Award, the Company and the Grantee must enter into a Restriction Agreement describing the terms of the Award as contemplated in this Plan and any other matters that the Committee determines to be appropriate. The terms and provisions of the respective Restriction Agreements need not be identical. A sample form of Restriction Agreement is attached to this Plan as Exhibit A (which form may be varied by the Committee in granting an Award).

ARTICLE 7
STOCK CERTIFICATES

        The Company shall not be required to deliver any certificate for shares of Restricted Stock granted under this Plan until all of the following conditions have been fulfilled:

                 (a)     the admission of such shares to listing on all stock exchanges on which the Stock is then listed;

                 (b)        the completion of any registration or other qualification of such shares that the Committee deems necessary or advisable under any federal or state law or under the rulings or regulations of the SEC or any other governmental regulatory body; and

                 (c)     the obtaining of any approval or other clearance from any federal or state governmental agency or body that the Committee determines to be necessary or advisable.

        Stock certificates issued and delivered to Grantees shall bear such restrictive legends, if any, as the Company shall deem necessary or advisable under applicable federal and state securities laws.

ARTICLE 8
TERMINATION AND AMENDMENT

        The Board in its discretion may terminate the Plan at any time with respect to any shares of Stock for which Awards have not already been granted. The Board has the right to alter or amend the Plan or any part of it from time to time; provided that the Board may not change an outstanding Award if and to the extent that the change would impair the rights of the Grantee without the consent of the Grantee, and provided, further, that the Board may not, without approval of the shareholders of the Company, (a) amend the Plan to increase the maximum aggregate number of shares of Stock that may be issued under the Plan or change the class of individuals eligible to receive Awards under the Plan; (b) amend or delete the last sentence of Section 6.4; or (c) otherwise materially increase the benefits accruing to recipients of Awards under the Plan. The Committee shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

ARTICLE 9
RELATIONSHIP TO OTHER COMPENSATION PLANS

        The adoption of the Plan shall not affect any other stock option, incentive, or other compensation plans in effect for the Company or any of its Subsidiaries; nor shall the adoption of the Plan preclude the Company or any of its Subsidiaries from establishing any other form of incentive or other compensation plan for Employees or Directors of the Company or any of its Subsidiaries.

ARTICLE 10
MISCELLANEOUS

        10.1   Replacement or Amended Grants.  At the sole discretion of the Committee, and subject to the terms of the Plan, the Committee may modify outstanding Awards or accept the surrender of outstanding Awards and grant new Awards in substitution for them. No modification of an Award, however, shall adversely affect a Grantee’s rights under a Restriction Agreement without the consent of the Grantee or his legal representative.

        10.2   Forfeiture for Competition.  If a Grantee provides services to a competitor of the Company or any of its Subsidiaries, whether as an employee, officer, director, independent contractor, consultant, agent, or otherwise, such services being of a nature that can reasonably be expected to involve the skills and experience used or developed by the Grantee while an Employee, then any shares of Restricted Stock held by such Grantee subject to remaining restrictions shall be forfeited, subject in each case to a determination to the contrary by the Committee.

         10.3  Plan Binding on Successors.  The Plan shall be binding upon the successors and assigns of the Company.

        10.4  Headings, etc., No Part of Plan.  Headings of Articles and Sections of this Plan are for convenience and reference; they do not constitute part of the Plan.

        10.5   Section 16 Compliance.  With respect to Section 16 Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed void to the extent permitted by law and deemed advisable by the Committee.

        10.6   No Right to an Award.  Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give an Employee or Director any right to an Award, or any other rights under this Plan except as may be evidenced by a Restriction Agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth in this Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

        10.7   No Employment/Membership Rights Conferred.  Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of employment with the Company or any Subsidiary or (ii) interfere in any way with the right of the Company or any Subsidiary to terminate his or her employment at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board.

        10.8   Restriction on Transfer.  An Award shall not be transferable otherwise than (a) by will or the laws of descent and distribution, (b) under a Qualified Domestic Relations Order, or (c) with the consent of the Committee.

        10.9   Notices.  Any notices given in writing shall be deemed given if delivered in person or by certified mail; if given to the Company addressed to its Corporate Secretary at Roberts Realty Investors, Inc., 450 Northridge Parkway, Suite 302, Atlanta, Georgia 30350, and if to a Grantee, to the Grantee’s address as shown on the books and records of the Company.

        10.10 Governing Law.  This Plan and all actions taken by those acting under this Plan shall be governed by the substantive laws of Georgia without regard to any rules regarding conflict-of-law or choice-of-law.